Exhibit 4.3
RedEnvelope, Inc.
NOTICE OF STOCK OPTION GRANT
Frank Buettner
2170 Colladay Point Drive
Stoughton, Wisconsin 53589
     You have been granted an option (this “Option”) to purchase Common Stock of RedEnvelope, Inc., (the “Company”) as follows:

Board Approval Date:	March 3, 2006

Date of Grant (Later of Board Approval Date or Commencement of Employment/Consulting):	March 3, 2006

Exercise Price Per Share:	$9.56

Total Number of Shares Granted:	125,000

Total Exercise Price:	$1,195,000.00

Type of Option:	Nonstatutory Stock Option

Expiration Date:	March 2, 2016

Vesting Commencement Date:	February 27, 2006

Vesting/Exercise Schedule:	So long as your employment with the Company continues such that there is no interruption or termination of your Continuous Service Status (as defined below), the Shares underlying this Option shall vest and become exercisable in accordance with the following schedule: 31,250 of the Shares subject to this Option shall vest six months (to the day) following the Vesting Commencement Date (August 27, 2006) and 1/42 of the balance of the Shares subject to this Option shall vest at the end of each one month period thereafter. As used in this Notice, “Continuous Service Status” means the absence of any interruption or termination of service as an Employee to the Company or a Parent, Subsidiary or Affiliate. Continuous Service Status shall not be considered interrupted in the case of: (i) sick leave;

(ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Parent(s), Subsidiaries, Affiliates or their respective successors. Unless otherwise determined by the Administrator, a change in status from an Employee to a Consultant will constitute an interruption of Continuous Service Status as an Employee.

Vesting Acceleration:	Notwithstanding the above, in the event you are terminated by the Company or its successor without Cause (as defined below) at the time of, or within 12 months following consummation of, a Change of Control (as defined in the Plan), then the rate at which you vest in the Option Shares shall accelerate, and this Option (or an award substituted therefore) shall become exercisable, as to 100% of the then-unvested Shares (but only up to the total number of Option Shares set forth above) as of immediately prior to the effective date of termination of your Continuous Service Status. As used in this Notice, “Cause” shall mean material nonperformance or misconduct in the performance of your duties and responsibilities as an employee, indictment for a felony or another crime involving fraud or dishonesty, or theft or misappropriation of assets of the Company having more than nominal value. Your employment shall also be deemed terminated by the Company without Cause for purposes of this paragraph if, within 90 days following a material diminution of your title, primary duties or base salary, you voluntarily terminate your employment with the Company.

Termination Period:	This Option may be exercised for three (3) months after termination of employment or consulting relationship except as set out in Section 5 of the Stock Option Agreement (but in no event later than the Expiration Date). Optionee is responsible for keeping track of these exercise periods following termination for any reason of his or her service relationship with the Company. The Company will not provide further notice of such periods.

Transferability:	This Option may not be transferred.

     This Notice and the attached Stock Option Agreement set forth the terms and provisions of this Option. The RedEnvelope, Inc. 1999 Stock Plan (the “Plan”) sets forth certain additional contractual terms and conditions applicable to this Option, which are incorporated herein by reference. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Notice and the Stock Option Agreement, the Plan terms and provisions shall prevail. Capitalized terms used but not defined in this Notice or Stock Option Agreement have the meanings assigned to them in the Plan. By your signature and the signature of the Company’s representative below, you and the Company agree to such terms.
     In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services as an employee to the Company over time, that the grant of the Option is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

RedEnvelope, Inc.

/s/ Frank Buettner	By:	/s/ Ken Constable

Frank Buettner
	Name:	KEN CONSTABLE

	Title:	CEO

RedEnvelope, Inc.
STOCK OPTION AGREEMENT
     1. Grant of Option. RedEnvelope, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee named in the Notice of Stock Option Grant issued by the Company (“Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”). This Option shall be subject to the terms, definitions and provisions of the Notice and the RedEnvelope, Inc. 1999 Stock Plan (the “Plan”) adopted by the Company, which are incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan. This Stock Option Agreement shall be deemed executed by the Company and Optionee upon execution by such parties of the Notice.
     2. Designation of Option. This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent the Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.
     3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 10 of the Plan as follows:
          (a) Right to Exercise.
               (i) This Option may not be exercised for a fraction of a share.
               (ii) In the event of Optionee’s death, disability or other termination of employment, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.
               (iii) In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.
          (b) Method of Exercise.
               (i) This Option shall be exercisable by delivering to the Company (or its designee) a written notice of exercise (in the form attached as Exhibit A or in any other form of notice approved by the Plan Administrator including pursuant to electronic exercise procedures) which shall state Optionee’s election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company (or its designee) by such means as are determined by the Plan Administrator in its discretion to constitute adequate delivery (including pursuant to electronic exercise procedures). The written notice shall be accompanied by payment of the Exercise Price.

This Option shall be deemed to be exercised upon receipt by the Company (or its designee) of such written notice accompanied by the Exercise Price.
               (ii) As a condition to the exercise of this Option and as further set forth in Section 13 of the Plan, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.
               (iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.
     4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:
               (a) cash, check or wire transfer; or
               (b) following the date, if any, upon which the Common Stock is a Listed Security, and if the Company is at such time permitting “same day sale” cashless brokered exercises, delivery of a properly executed exercise notice together with irrevocable instructions to a broker participating in such cashless brokered exercise program to deliver promptly to the Company the amount required to pay the exercise price (and applicable withholding taxes).
     5. Termination of Relationship. Following the date of termination of Optionee’s Continuous Service Status (as defined in the Notice) for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 5. To the extent that Optionee is not vested in the Option Shares as of the Termination Date, or if Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.
               (a) Termination. In the event of termination of Optionee’s Continuous Service Status other than as a result of Optionee’s disability or death, Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise this Option during the Termination Period set forth in the Notice.
               (b) Other Terminations. In connection with any termination other than a termination covered by Section 5(a), Optionee may exercise the Option only as described below:

               (i) Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s disability, Optionee may, but only within twelve months from the Termination Date, exercise this Option to the extent Optionee was vested in the Option Shares as of such Termination Date.
               (ii) Death of Optionee. In the event of the death of Optionee (a) during the term of this Option and while an Employee or Consultant of the Company and having been in Continuous Service Status since the date of grant of the Option, or (b) within thirty (30) days after Optionee’s Termination Date, the Option may be exercised at any time within twelve months following the date of death by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Option Shares as of the Termination Date.
     6. Non-Transferability of Option. Except as otherwise set forth in the Notice, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.
     7. Tax Consequences. Below is a brief summary as of the date of this Option of certain of the federal tax consequences of exercise of this Option and disposition of the Shares under the laws in effect as of the Date of Grant. THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.
          Nonstatutory Stock Option. There may be a regular federal (and state) income tax liability upon the exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. If Optionee is an Employee, the Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise. If Shares issued upon exercise of a Nonstatutory Stock Option are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.
     8. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail. The Option, including the Plan, constitutes the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

EXHIBIT A
NOTICE OF EXERCISE

To:	RedEnvelope, Inc.
Attn:	Stock Option Administrator
Subject:	Notice of Intention to Exercise Stock Option
     This is official notice that the undersigned (“Optionee”) intends to exercise Optionee’s option to purchase 125,000 shares of RedEnvelope, Inc. Common Stock, under and pursuant to the Stock Option Agreement dated March 3, 2006, as follows:

Grant Number:

Date of Purchase:

Number of Shares:

Purchase Price:

Method of Payment of Purchase Price:

Social Security No.:

     The shares should be issued as follows:

Name:

Address:

Signed:

Date: